Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Paul Surdez (investors) - +1 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Announces the Launch of the Epi proColon® Test for
Colorectal Cancer Screening

First FDA-Approved Blood-Based Colorectal Cancer Test Offers Alternative for
Patients Non-Compliant with Existing Screening Options

BURLINGTON, NC, May 9, 2016 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced the launch of Epi proColon®, a blood-based test for colorectal cancer screening that was approved on April 13, 2016 for clinical use by the U.S. Food and Drug Administration (FDA). Epi proColon® is the first FDA-approved DNA based blood test for colorectal cancer. The test was developed by Epigenomics AG (Frankfurt Prime Standard: ECX, OTCQX: EPGNY) and is available under a joint commercialization agreement with Polymedco, Inc. in North America. LabCorp, the world’s leading healthcare diagnostics company, is the first laboratory in the U.S. to offer this FDA-approved, blood-based colorectal cancer screening test.

“Colorectal cancer is one of the most curable diseases when detected in its early stages and treated surgically,” said Dr. Mark Brecher, chief medical officer for LabCorp Diagnostics. “Many people are not properly screened because they are reluctant to collect a stool sample or undergo a colonoscopy. Tested from a simple blood draw, Epi proColon® is a convenient, accurate alternative for those patients who should be screened for colorectal cancer. LabCorp is committed to delivering world-class diagnostics, and Epi proColon® will contribute to our mission to improve health and improve lives."

The Epi proColon® test detects Epigenomics proprietary Septin9 DNA methylation biomarker for colorectal cancer in cell-free DNA circulating in blood, which has been demonstrated in multiple clinical studies to be a reliable indicator of the presence of colorectal cancer. The test is available immediately from LabCorp. Epi proColon® is an important addition to LabCorp’s leading menu of integrated testing that includes comprehensive colorectal cancer offerings.

According to the American Cancer Society, there are projected to be over 134,000 new diagnoses of colorectal cancer, and almost 50,000 deaths from colorectal cancer in the U.S. in 2016. Approximately 23 million people in the U.S. are identified as at-risk for colorectal cancer or meet guidelines to be screened for this cancer remain unscreened. Currently, approved screening options including stool testing and colonoscopy are often viewed as inconvenient, uncomfortable or unpleasant, and about 35% of eligible U.S. patients refuse to undergo them. For these people and their physicians, a convenient blood test that only requires a blood draw provides a powerful screening option designed to improve participation in screening and can support earlier cancer detection, resulting in improved outcomes. For patients who may be reluctant to complete stool testing or colonoscopy, Epi proColon® provides an alternative that can change the way care is provided and may encourage more patients to obtain recommended screenings.

Epi proColon® is a registered trademark of Epigenomics AG.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development services and technology-enabled solutions. With net revenue in excess of $8.5 billion in 2015 and more than 50,000 employees in approximately 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

About Polymedco
Since 1980, Polymedco has evolved into a leading manufacturer, marketer, and distributor in the clinical laboratory marketplace. Polymedco supplies clinical diagnostic test kits that are specialized in hematology and cancer screening. The Company is a world leader in non-invasive colorectal cancer screening technology.

About Epigenomics
Epigenomics is a molecular diagnostics company focused on blood-based detection of cancers using its proprietary DNA methylation biomarker technology. The Company develops and commercializes diagnostic products across multiple cancer indications with high medical need. Epigenomics' lead product, Epi proColon®, is a blood-based screening test for the early detection of colorectal cancer. Epi proColon has received approval from the U.S. Food and Drug Administration (FDA) and is currently marketed in Europe, China and selected other countries. For more information, visit www.epigenomics.com.

LabCorp Legal Disclaimer
This press release contains forward-looking statements including with respect to estimated 2016 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Epigenomics Legal Disclaimer
This communication expressly or implicitly contains certain forward-looking statements concerning Epigenomics AG and its business. Such statements involve certain known and unknown risks, uncertainties and other factors which could cause the actual results, financial condition, performance or achievements of Epigenomics AG to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Epigenomics AG is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

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